Exhibit 10.36





                 UNITED STATES BANKRUPTCY COURT
                      DISTRICT OF DELAWARE

--------------------------------x
                                :       Chapter 11
In re:                          :       Case No. 96-1109 (PJW)
                                :
AMERICAN WHITE CROSS, INC.,     :
a Delaware corporation,         :
ACME/CHASTON PUERTO RICO, INC,  :
a Delaware corporation,         :
WEAVER MANUFACTURING CORPORATION,
a New Jersey corporation,       :
                                :
          Debtors.              :
--------------------------------x

        FIRST AMENDED ORDER AUTHORIZING POST-PETITION FINANCING, GRANTING SENIOR LIENS AND PRIORITY ADMINISTRATIVE EXPENSE
     STATUS, MODIFYING THE AUTOMATIC STAY, AND AUTHORIZING DEBTOR TO
        ENTER INTO AGREEMENTS WITH CONGRESS FINANCIAL CORPORATION
                                          (NEW ENGLAND)
     ---------------------------------------------------------------

     THIS MATTER came before the Court on December   , 1996, in

connection with amending the Final Order Pursuant to Section 364(c) of the Bankruptcy Code and Rule 4001 of the Federal Rules of Bankruptcy

Procedure Authorizing the Debtors to Obtain Post-Petition Financing,

Granting Senior Liens and Priority Administrative Expense Status,

Modifying the Automatic Stay, and Authorizing Debtor to Enter Into

Agreements with Congress Financial Corporation (New England)

("Congress"), dated August 13, 1996 (the "Final Financing Order"), and



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upon the subjoined consent of American White Cross, Inc., Acme/Chaston

Puerto Rico, Inc. and Weaver Manufacturing



Corporation, Debtors and Debtors-in-Possession (collectively,

"Debtors"), Congress Financial Corporation (New England) and the

Official Committee of Unsecured Creditors:


          IT IS HEREBY ORDERED, ADJUDGED AND DECREED that:


          1.  All of the terms and conditions of the Final Financing Order,

dated August 13, 1996 are ratified and reaffirmed and shall remain in full force and effect until May 13, 1997, except that the terms and conditions of the Final Financing Order are modified as follows:



          (a) Paragraph 31 of the Final Financing Order is amended to require the Debtors to prepare and provide to Congress, by no later than December 20, 1996, in form and substance acceptable to Congress, weekly cash flow projections ("Cash Flow Projections") for the period December 31, 1996 through and including March 31, 1997, and by no later than February 15, 1997, in form and substance acceptable to Congress, weekly Cash Flow Projections for the period April 1, 1997 through and including May 13, 1997, in form and substance substantially similar to the weekly Cash Flow Projections previously prepared by the Debtor and dated July 12, 1996 and August, 1996, respectively. The parties understand that based upon the amount of proceeds realized from the sale of the Debtor's

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cotton division, (the "Sale"), the Cash Flow Projections may require modification following the Sale. It shall be an Event of Default, (as such term is used in the Final Financing Order), if, for any consecutive the Ending Availability, as such term appears in the Cash Flow Projections, is fifteen (15%) percent or more below the amount reflected in the "Budget" annexed as amended Exhibit "E" to the Order Authorizing the Debtors to Obtain Interim Post-Petition Financing, Granting Senior Liens and Priority Administrative Expense Status, Modifying the Automatic Stay, and Authorizing Debtor to Enter Into Agreements with Congress Financial Corporation (New England).

          (b) Paragraph 16 of the Final Financing Order is hereby amended to reflect that the termination date of December 31, 1996 stated therein has been, and for all purposes shall be, extended to May 13, 1997.

          2. All of the terms and conditions of the Amended Ratification and Amendment Agreement ("Ratification Agreement") dated as of August 12, 1996, are ratified and reaffirmed and shall remain in full force and effect until May 13, 1997, except that the terms and conditions of the Ratification Agreement are modified as follows:


          (a)  Section 6.2(e) of the Ratification Agreement is hereby amended and replaced with the following:


     "Anything in the Financing Agreements to the contrary notwithstanding, the Availability Reserves shall be permanently increased in an amount equal to the proceeds received by Lender pursuant to the sale of Debtor's Collateral outside the ordinary course of Debtor's business prior to May 13, 1997, in accordance with the terms of Section 6.12(a)(ii) hereof."



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          (b)  Section 6.8(i) of the Ratification Agreement is hereby amended to reflect that the termination date of December 31, 1996 stated

therein has been, and for all purposes shall be, extended to May 13, 1997.



          (c)  Section 6.12 of the Ratification Agreement is hereby

amended and replaced with the following:



     "Sale of Collateral. Anything in the Financing Agreements to the contrary notwithstanding, and provided no Event of Default has occurred, if any sale of Collateral is made by or on behalf of Debtor outside the ordinary course of Debtor's business prior to May 13, 1997, in an amount, after subtracting all related fees and expenses relating to the costs associated with such sale, which exceeds the advances made by Lender to Debtor with respect to such Collateral, the proceeds of such sale shall be distributed as follows: (a) Lender shall receive (i) the proceeds of such sale, after subtracting all fees and expenses relating to the costs associated with such sale, which equals the amount of the advances made by Lender to Debtor with respect to such Collateral plus (ii) fifty (50%) percent of the proceeds of such sale in excess thereof (the "Collateral Sale Surplus") but not to exceed the amount of Supplemental Advance outstanding at that time and (b) the Debtor shall be credited with the remaining amount of the Collateral Sale Surplus."


          (d)  The $50,000.00 Debtor-in-Possession Facility Fee referred to at Section 7 of the Ratification Agreement and paid in full upon the entry of the Final Financing Order is hereby amended and increased to

$70,000.00.


          3.   All of the modifications to the Final Financing Order and

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the Ratification Agreement as stated herein shall take effect as of
January 1, 1997, and until such date, the existing terms and conditions of the Final Financing Order and the Ratification Agreement shall remain in full force and effect.

Dated:    Wilmington, Delaware
          December    , 1996


                              ------------------------------
                              UNITED STATES BANKRUPTCY JUDGE


AGREED AND ACKNOWLEDGED:

CONGRESS FINANCIAL CORPORATION (NEW ENGLAND)

By:
    ---------------------------
Title:
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AMERICAN WHITE CROSS, INC.
Debtor and Debtor-in-Possession

By:
    ---------------------------
Title:
       ------------------------

          [SIGNATURES CONTINUED ON THE FOLLOWING PAGE]



































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ACME/CHASTON PUERTO RICO, INC.
Debtor and Debtor-in-Possession

By:
    ---------------------------
Title:
       ------------------------



WEAVER MANUFACTURING CORPORATION
Debtor and Debtor-in-Possession

By:
    ---------------------------
Title:
       ------------------------



THE OFFICIAL COMMITTEE OF UNSECURED
  CREDITORS

By:
    ---------------------------
Title:
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